Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-175533, No. 333-155450 on Form S-8 and Registration Statement No. 333-144917 on Form S-3, and Registration Statement No. 333-209419 on Form S-4 of our reports dated February 29, 2016, relating to the financial statements of Heartland Payment Systems, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes, and the effectiveness of Heartland Payment Systems, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Heartland Payment Systems, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 29, 2016